                                      TANDY CORPORATION
                                    1800 One Tandy Center
                                   Fort Worth, Texas  76102

                            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   To Be Held On May 18, 1995

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Tandy Corporation will be held at the Worthington Hotel, 200 West Second Street, Fort Worth, Texas 76102, on Thursday, May 18, 1995, at 10:00 a.m. for the following purposes:

        (1) To elect directors to serve for the ensuing year and until their respective successors are elected;
        (2) To adopt an amendment to the Compensation Plan of the Chief Executive Officer;
        (3) To adopt an amendment to the Tandy Corporation 1993 Incentive Stock Plan; and
        (4) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

        The transfer books will not be closed. The date fixed by the Board of Directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, said Annual Meeting or any adjournment or adjournments thereof is the close of business on March 21, 1995.

                                       By Order of the Board of Directors

                                                HERSCHEL C. WINN
                                                Senior Vice President
       Fort Worth, Texas                            and Secretary
       March 30, 1995

       IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, MANAGEMENT ASKS THAT YOU SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A PROXY IS REVOCABLE AT ANY TIME PRIOR TO BEING VOTED AT THE MEETING BY
     (A) FILING WITH THE CORPORATE SECRETARY A WRITTEN NOTICE OF REVOCATION BEARING A LATER DATE THAN THE PROXY CARD, (B) DULY EXECUTING AND FILING WITH THE CORPORATE SECRETARY A SUBSEQUENTLY DATED PROXY CARD OR
     (C) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON (BUT MERE ATTENDANCE AT THE MEETING AND VOTING WITHOUT A WRITTEN NOTICE OF REVOCATION SHALL NOT REVOKE A PREVIOUSLY FILED PROXY CARD).

                             PROXY STATEMENT
                            TANDY CORPORATION
                           1800 One Tandy Center
                         Fort Worth, Texas  76102

           ANNUAL MEETING OF STOCKHOLDERS OF TANDY CORPORATION
                  TO BE HELD ON THURSDAY, May 18, 1995

        This Proxy Statement is being furnished to stockholders of Tandy Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of record of the Company's voting securities as of the close of business on March 21, 1995 (the "Annual Meeting Record Date"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, May 18, 1995, at 10:00 a.m. (Central Daylight Savings Time) at the Worthington Hotel, 200 West Second Street, Fort Worth, Texas 76102, and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to the holders of the Company's voting securities on or about March 30, 1995.

                      PURPOSES OF THE ANNUAL MEETING

        At the Annual Meeting, holders of shares of Company securities entitled to vote at the Annual Meeting will be asked to consider and to vote upon the following matters:

       (i) the election of 12 directors of the Company to serve until the next annual meeting of stockholders or until their successors are elected;

       (ii) the adoption of an Amendment to the Compensation Plan of the Chief Executive Officer;

       (iii) the adoption of an Amendment to the Tandy Corporation 1993 Incentive Stock Plan (the "ISP"); and

       (iv)  such other business as may properly come before the meeting.

       The Board unanimously recommends a vote FOR the election of the Board's nominees for election as directors of the Company, FOR the adoption of the Amendment to the Compensation Plan of the Chief Executive Officer; and FOR the adoption of the Amendment to the ISP. As of the date of this Proxy Statement, the Board knows of no other business to come before the Annual Meeting.

                       VOTING RIGHTS AND PROXY INFORMATION

        Only holders of record of shares of the Company's Common Stock and the Company's Series B TESOP Convertible Preferred Stock (the "TESOP Stock") as of the Annual Meeting Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. The holders of shares of Company Common Stock are entitled to one vote per share (a "Common Stock Vote") on any matter which may properly come before the Annual Meeting. The holders of TESOP Stock are entitled to 21.768 Common Stock Votes per share.

        As of the Annual Meeting Record Date, a total of 89,174.75 shares of TESOP Stock were held in the Tandy Employees Stock Ownership Plan (the "TESOP"). Each participant in the TESOP is entitled to direct the TESOP trustee with respect to the voting of the TESOP Stock allocated to his or her account. If a participant does not direct the TESOP trustee with respect to the voting of the TESOP Stock, the TESOP trustee will vote such securities, and all unallocated TESOP Stock held by the TESOP, in the same proportion as other participants who have directed the Trustee with respect to allocated shares.

        As of the Annual Meeting Record Date, the total number of Common Stock Votes represented by the voting securities of the Company entitled to vote were 68,131,653. Specifically, there were 66,190,497 shares of Company Common Stock outstanding, representing 66,190,497 Common Stock Votes; and 89,174.75 shares of TESOP Stock outstanding, representing 1,941,156 Common Stock Votes.

        The presence, either in person or by properly executed proxy, of the holders of a majority of the Common Stock Votes as of the Annual Meeting Record Date is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of a plurality of the Common Stock Votes entitled to vote and represented in person or by properly executed proxy at the Annual Meeting is required to approve the election of each of the Company's nominees for election as a director. The affirmative vote of at least a majority of the Common Stock Votes entitled to vote and represented in person or by properly executed proxy at the Annual Meeting is required to approve the amendments to the Compensation Plan of the Chief Executive Officer and to the ISP.

        For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a negative vote. For purposes of determining whether a proposal has received a majority vote, in instances where brokers are prohibited from exercising discretionary authority for beneficial holders of Company Common Stock who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote. With respect to the election of directors, shares that abstain or for which the authority to vote is withheld will not be included in the vote total. Shares held by holders who are either present in person or represented by proxy who abstain or for whom the authority to vote is withheld on certain matters will, however, be treated as present for quorum purposes on all matters.

        All voting securities that are represented at the Annual Meeting by properly executed proxies received by the Corporate Secretary prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR the election of the Board's nominees for election as directors of the Company, FOR approval of the amendment to the Compensation Plan of the Chief Executive Officer, and FOR approval of the amendment to the ISP.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Company, at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy;
     (ii) duly executing a subsequent proxy relating to the same voting securities and delivering it to the Company at or before the Annual Meeting; or (iii) attending the Annual Meeting, filing a written revocation of proxy and voting in person (attendance at the Annual Meeting and voting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy or subsequent proxies should be received by mail or hand delivered to Tandy Corporation, Attention:
     Ms. Jana Freundlich, Assistant Secretary, 1700 One Tandy Center, Fort Worth, Texas 76102-2818.

        The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company Common Stock and TESOP Stock, and will reimburse them for their expenses in so doing. In addition, the Companymay engage D.F. King & Co., Inc. for a fee not to exceed $2,700 plus out-of-pocket expenses to provide proxy solicitation services. Certain directors, officers and other employees of the Company, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone, facsimile or other electronic means.

                               NO APPRAISAL RIGHTS

        Stockholders of the Company will not be entitled to appraisal rights under Delaware corporations law in connection with the vote on the nominees for directors or the amendments to the Compensation Plan of the Chief Executive Officer or the ISP.

                 NOMINEES FOR ELECTION OF COMPANY DIRECTORS

        Twelve persons have been nominated for election as directors of the Company at the Annual Meeting. All of these nominees, except Donna R. Ecton, are now serving on the Board and all were previously elected by the stockholders. It is the intention of the persons named in the accompanying form of proxy card to vote for the nominees for election as directors of the Company listed below unless authority to so vote is withheld. All nominees have indicated their willingness to serve for the ensuing term. If any nominee is unable or should decline to serve as a director at the date of the Annual Meeting, it is the intention of the persons named in the proxy card to vote for such other person or persons as they in their discretion shall determine.

        The nominees for directors of the Company are listed below:

                                                      A Director
        Name, Age, and Business Experience           Continuously
        During the Last Five Years                       Since

        James I. Cash, Jr. (47)                          1989
        Professor, Harvard University Graduate School of Business Administration.

        Donna R. Ecton (47)                               --
        Business Consultant, since 1994;
        Former President and Chief Executive Officer,
        Van Houten North America, Inc. and
        Andes Candies, Inc. (confectionery product manufacturer), December 1991 to January 1994;
        Senior Vice President, Nutri/System, Inc.
        (weight loss company) 1989 through December 1991.

        Lewis F. Kornfeld, Jr. (78)                      1975
        Retired Vice Chairman, Tandy Corporation, and Retired President, Radio Shack Division.

        Jack L. Messman (55)                             1993
        President and Chief Executive Officer, Union
        Pacific Resources Company (Independent oil and gas producer), since 1991; Chairman and Chief
        Executive Officer, U.S. Pollution Control, Inc.
        (environmental services company) 1988 through 1991.

        William G. Morton, Jr. (58)                      1987
        Chairman and Chief Executive Officer,
        Boston Stock Exchange, Inc.

        Thomas G. Plaskett (51)                          1986
        Chairman, Greyhound Lines, Inc. (a
        transportation company), since March 1995;
        Business Consultant, since November 1991;
        Interim President and Chief Executive
        Officer, Greyhound Lines, Inc., August 1994 to November 1994; Chairman, Pan Am
        Corporation (a holding company for
        aviation business), January 1988 to
        January 1992; Chief Executive Officer,
        Pan Am Corporation, January 1988 to October 1991.

        John V. Roach (56)                                1980
        Chairman, President and Chief Executive
        Officer, Tandy Corporation.

        William T. Smith (71)                             1981
        Consultant since January 1992;
        Retired Chairman and Chief Executive
        Officer, Wolverine Exploration Company
        (oil exploration/drilling).

        Alfred J. Stein (62)                              1981
        Chairman and Chief Executive Officer,
        VLSI Technology, Inc. (manufacturer
        of semiconductors).

        William E. Tucker (62)                            1985
        Chancellor, Texas Christian University.

        Jesse L. Upchurch (70)                            1968
        Chairman, Chief Executive Officer and
        President, Upchurch Corporation (private diversified investment and holding company).

        John A. Wilson (73)                              1974
        Retired Chairman, President and
        Chief Executive Officer, Color Tile, Inc.
        (home improvement company).

                     INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

        The Board held five meetings during 1994.

        The current Audit Committee members are Messrs. Cash (Chairman), Kornfeld, Messman, Morton and Plaskett. The functions of this Committee include: reviewing the engagement of the independent accountants, the scope and timing of the audit and certain non-audit services to be rendered by the independent accountants; reviewing with the independent accountants and management the Company's policies and procedures with respect to internal auditing, accounting and financial controls; and reviewing the report of the independent accountants upon completion of its audit. This Committee met three times during 1994.

        The current Executive Committee members are Messrs. Kornfeld, Roach, Smith, Tucker, Upchurch (Chairman) and Wilson. This Committee has the authority to exercise all of the powers of the full Board with certain exceptions relating to major corporate matters. This Committee is available to review with members of management certain areas of the Company's operations and to act in an emergency or on routine matters when it is impractical to assemble the entire Board for a meeting. This Committee met two times during 1994.

       The current Organization and Compensation Committee members are Messrs. Messman, Plaskett (Chairman), Smith, Stein and Wilson. The principal functions of this Committee are to review and make recommendations to the Board concerning compensation plans, appointments and promotions to official positions, and corporate structure. This Committee also makes grants of stock options to Executive Officers and other employees. This Committee met four times during 1994.

       The current Nominating Committee members are Messrs. Cash, Morton (Chairman), Stein, Tucker and Upchurch. This Committee reviews and makes recommendations to the Board with respect to candidates for directors of the Company, compensation of Board members and assignment of directors to committees of the Board. It also reviews and approves or denies requests by corporate officers to serve on the boards of outside companies. This Committee met two times during 1994. Stockholders who wish to nominate persons for election as directors at the 1996 Annual Meeting, which is now scheduled to be held on May 16, 1996, must give notice of their intention to make a nomination in writing to the Secretary of the Company on or before February 15, 1996. Each notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission as then in effect; and (e) the consent of each nominee to serve as director of the Corporation if so elected.

        Mrs. Caroline R. Hunt served on the Audit and Organization and Compensation Committees until her retirement from the Board on January 8, 1995. All nominees for director attended more than 75% of the meetings of the Board and committees, collectively, of which they were a member, except for Mr. Morton, who missed one of the five Board meetings and the two committee meetings held on the same day as the missed Board meeting.

        Certain of the Company's directors serve on the boards of directors of other publicly held companies as follows: Mr. Cash serves on the board of State Street Boston Corporation; Ms. Ecton serves on the boards of H&R Block, Inc., PETsMART, Inc., Vencor, Inc. and the Barnes Group, Inc.;
     Mr. Messman serves on the boards of Novell, Inc., Safeguard Scientifics, Inc., Union Pacific Corporation and Cambridge Technology Partners, Inc.; Mr. Morton serves on the boards of Morgan Stanley Emerging Markets Debt Fund, Inc. and Morgan Stanley Africa Investment Fund, Inc.; Mr. Plaskett serves on the boards of Greyhound Lines, Inc., Smart & Final Inc. and NeoStar Retail Group, Inc.; Messrs. Roach and Tucker serve on the board of Justin Industries, Inc.; Mr. Stein serves on the boards of VLSI Technology, Inc. and Applied Materials, Inc.; and Mr. Upchurch serves on the board of The Bombay Company, Inc. On January 8, 1991, Pan Am Corporation ("Pan Am") and its principal subsidiaries, including Pan American World Airways, Inc., filed for protection under the Federal bankruptcy laws. In connection with a plan of reorganization, Mr. Plaskett resigned as Pan Am's President and Chief Executive Officer effective October 1, 1991, and as Chairman of its Board of Directors in January 1992.

                            DIRECTORS COMPENSATION

         Directors of the Company who are not full-time employees of the Company or its subsidiaries are paid an annual retainer of $24,000, payable quarterly. Each committee chairman receives an additional $2,500 per year. Expenses of attendance at meetings are paid by the Company. Nonemployee directors receive an additional $750 for each Board meeting attended in person and $500 for each committee meeting attended in person if held more than 24 hours before or after a board meeting. When attendance is by telephone, these meeting fees are reduced to $250.


        Under the Tandy Corporation 1993 Incentive Stock Plan (the "ISP"), which commenced in September 1993, each director automatically is granted non-qualified stock options to purchase 3,000 shares of Company Common Stock on the first trading day in September of each year that he or she serves as a director. The option exercise price is set at the fair market value (as defined in the ISP) of a share of Company Common Stock on the first trading day immediately preceding the date of grant. The options vest in three equal increments on the first, second and third anniversaries of the date of grant.

         Following a review of the compensation practices of peer and other retail companies conducted by the Board's Nominating Committee, the Board decided to recommend the adoption of three changes to the ISP.

             First is to increase the annual grant of an option to purchase Company Common Stock from 3,000 shares to 4,000 shares for each nonemployee director effective with the grant for September 1995.
             Second is to award to existing and new nonemployee directors a one-time grant of an option to purchase Company Common Stock for 5,000 shares.
             Third is to provide nonemployee directors with a choice of being paid in cash, as is currently being done, or having 50% or 100% of their annual retainer paid in shares of Company Common Stock.

         Subject to shareholder approval of the amendment, all directors elected in May 1995, will receive a one-time option grant to purchase 5,000 shares of Company Common Stock on the date of the 1995 Annual Meeting and all new directors elected or appointed after May 18, 1995, will receive a one-time option grant of 5,000 shares on the date they attend their first Board meeting. Effective in September 1995, instead of the annual grant of options to purchase 3,000 shares of Company Common Stock, each director will receive an annual option grant in 1995 and future years to purchase 4,000 shares of Company Common Stock as long as he or she serves as a director. The ISP was also amended to provide that vesting of all Director options is accelerated on Retirement, death or voluntary termination of Director service. All other terms and conditions of these options remain the same as provided in the original plan.

        If the shareholders approve the amendment to the ISP, each director will have a choice to receive 50% or 100% of the director's annual retainer fee under the foregoing retainer fee plan paid to him or her in advance in the form of Company Common Stock. Each director who files a six month irrevocable election with the Company Secretary will be paid in Company Common Stock for the period beginning on the first day of the month following the six month anniversary of the Corporate Secretary's receipt of the director's irrevocable six month election, through May 31. For example, if a director returned the election form on or before
     March 31, 1995, he or she will receive on October 1, 1995, his or her retainer payment for the period October 1, 1995, through May 31, 1996
     (eight months), in Company Common Stock.   Assuming the director elected
     prior to March 31, 1995, to participate at the 100% level, the number of shares he or she would receive would be the Fair Market Value (as defined in the ISP) of Company Common Stock on September 30, 1995, divided into $16,000. Once an election is made, it will remain in effect until such time as another irrevocable six month election is filed with the Company Secretary on or before November 30 of the preceding year. In each subsequent year, the director will be paid his or her retainer for the next year (June 1 through May 31) in Company Common Stock on June 1, assuming the director is reelected by the shareholders. All Stock will be valued at the Fair Market Value (as defined in the ISP) of Company Common Stock on the trading day immediately preceding the payment date. All retainer fee payments in Company Common Stock are nonrefundable. All Company Common Stock paid to Nonemployee Directors under the ISP will be distributed to the Director as promptly as practicable after issuance. See "Amendment to the Tandy Corporation 1993 Incentive Stock Plan" for further information.

        DIRECTORS SPECIAL COMPENSATION PLAN. The Company has established a compensation plan for nonemployee directors providing for the payment of benefits following retirement, death or total disability while serving as a director (the "Directors Plan"). To qualify for these benefits, the director must have attained 60 years of age and served as a nonemployee director for 60 consecutive months immediately preceding retirement, death or total disability. A retired director agrees to perform consulting services to the Board, its committees and the Company without additional compensation during the period in which benefits are received.

        The Directors Plan provides that, upon retirement or total disability, an eligible director is paid two-thirds of the annual director's fee for the lesser of 10 years or the number of years (or partial years) a participant has continuously served as a nonemployee director preceding his retirement, death or disability. For retirement, death or total disability occurring at ages 73, 74 and 75, the benefit is reduced by 33-1/3%, 66-2/3% and 100%, respectively. For retirement, death or total disability occurring after age 72, but before age 73, or between ages 73 and 74 or 74 and 75, the director will receive a proportionate amount of the reduced payment that would be due on his or her next birthday. Upon death, the director's beneficiary is paid the aggregate amount remaining due in a lump sum.

        Directors agree that during the time they are receiving benefits, and for one year after the cessation of payment of benefits, they shall not engage in any activity that is in competition with the Company. A nonemployee director who, by reason of past employment with the Company, is receiving benefits under the Salary Continuation Plan for Executive Employees of Tandy Corporation and Subsidiaries or the Officers Deferred Compensation Plan (see "Retirement Compensation") does not receive any payments under the Directors Plan until all benefits under such other plans have been paid in full.

        The Directors Plan may be terminated by the Company at any time in its entirety or as to any director. Notwithstanding any such termination, a participant qualified to receive benefits as of the date of termination is entitled to receive benefits earned as of the date of termination, unless the participant ceased to be a director for reasons involving fraudulent or dishonest conduct or an indictment for a felony involving moral turpitude.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          OF COMPANY VOTING SECURITIES

        The following table sets forth, as of the Annual Meeting Record Date, certain information with respect to the beneficial ownership of the Company's voting securities by (i) each current director of the Company,
     (ii) each of the five most highly compensated current executive officers of the Company and one former executive officer for the year ended December 31, 1994, (iii) the Company's current directors and officers as a group and (iv) persons known to the Company to own beneficially more than 5% of any class of the Company's voting securities, except for the TESOP Trustee, which holds 100% of the outstanding TESOP Stock for the benefit of TESOP participants:

                                                       Amount
                                                    Beneficially     Percent
     Title of Class   Name and Title                   Owned        of Class
                                                                      (7)
     ______________  __________________________    ____________    ________
     Common Stock    James I. Cash, Jr.,
                       Director                        2,500(1)       .0037
     Common Stock    Donna R. Ecton, Director            250          .0004
     Common Stock    Lewis F. Kornfeld, Jr.,
                       Director(1)                    14,000(1)       .0205
     Common Stock    Jack L. Messman, Director         2,000(1)       .0029
     Common Stock    William G. Morton, Jr.,
                       Director                        3,000(1)       .0044
     Common Stock    Thomas G. Plaskett,
                       Director                        3,000(1)       .0044
     Common Stock    John V. Roach, Chairman,
                       President, and                428,642(2)       .6291
                       Chief Executive Officer
     Common Stock    William T. Smith, Director        9,151(1)       .0134
     Common Stock    Alfred J. Stein, Director         2,000(1)       .0029
     Common Stock    William E. Tucker, Director       8,000(1)       .0117
     Common Stock    Jesse L. Upchurch, Director   1,530,696(1)(3)   2.2467
     Common Stock    John A. Wilson, Director        151,000(3)       .2216
     Common Stock    William C. Bousquette,
                       Former Executive              127,082(2)       .1865
                       Vice President and Chief
                       Financial Officer
     ommon Stock     Robert M. McClure, Senior
                       Vice President -              155,349(2)       .2280
                       Tandy Retail Services
     Common Stock    Herschel C. Winn, Senior
                       Vice President                146,138(2)       .2145
                       and Secretary
     Common Stock    Leonard H. Roberts,
                       President                      17,988(2)       .0264
                       Radio Shack Division
     Common Stock    Directors and Executive
                       Officers as a group         2,612,961(3)(4)   3.8352
                       (20 people)
     Common Stock    Trimark Investment
                       Management, Inc.            3,840,000(5)      5.6361(5)
     Common Stock    Mellon Bank Corporation       3,886,000(6)      5.7037(6)
     ______________________________________________________

       (1) Included in the shares beneficially owned for each of the directors indicated are 1,000 shares of Company Common Stock subject to currently exercisable options under the Tandy Corporation 1993 Incentive Stock Plan. Each director disclaims beneficial ownership of the shares of Company Common Stock subject to currently exercisable options.

       (2) The amount beneficially owned includes the following shares and the listed individuals have sole voting and investment power over the shares shown except as follows: (a) Mr. Roach disclaims beneficial ownership of 4,200 shares of Company Common Stock held in trust for the benefit of his children, 25.0069 shares of TESOP Stock held by the TESOP trustee, 10,965 shares of Company Common Stock held in the Tandy Employees Supplemental Stock Program ("SUP") and 322,944 shares of Company Common Stock subject to currently exercisable options; (b) Mr. Bousquette, who resigned as an officer on January 22, 1995, disclaims beneficial ownership of 16.3098 shares of TESOP Stock held by the TESOP trustee, 3,387 shares of Company Common Stock held in the SUP and 50,448 shares of Company Common Stock subject to currently exercisable options; (c) Mr. McClure disclaims beneficial ownership of 22.127 shares of TESOP Stock held by the TESOP trustee, 3,297 shares of Company Common Stock held in the SUP and 130,908 shares of Company Common Stock subject to currently exercisable options; (d) Mr. Winn disclaims beneficial ownership of
     19.0755 shares of TESOP Stock held by the TESOP trustee, 2,964 shares of Company Common Stock held in the SUP and 104,141 shares of Company Common Stock subject to currently exercisable options; and (e) Mr. Roberts disclaims beneficial ownership of 318 shares of Company Common Stock held in the SUP and 11,513 shares of Company Common Stock subject to currently exercisable options. All shares held in the SUP are held for the benefit of the participants and such shares are voted by the SUP trustee pursuant to the New York Stock Exchange ("NYSE") rules.

        (3) All directors have sole voting and investment power over the shares shown except for Messrs. Upchurch and Wilson. Mr. Upchurch disclaims beneficial ownership of 795,808 shares of Company Common Stock owned by a trust of which he is the sole beneficiary, 12,000 shares over which he has shared investment power as trustee and 15,300 shares over which he has shared voting and investment power as a trustee; the numbers for Mr. Upchurch include 190,000 shares of Company Common Stock held by a corporation over which Mr. Upchurch has shared investment power.
     Mr. Wilson disclaims beneficial ownership of 150,000 shares held in a trust of which he is the trustee.

        (4) Excludes an aggregate of 2,681,281 shares of Company Common Stock (3.9354% of class) owned by various benefit plans for employees of the Company of which certain employees and non-executive officers of the Company have shared investment and/or voting powers as members of the Administrative Committees of the plans. Includes shares beneficially owned by the 10 persons currently serving as Executive Officers of the Company as of the Annual Meeting Record Date: 670,497 shares of Company Common Stock subject to currently exercisable options; 18,129 shares of Company Common Stock held in the Tandy Corporation Stock Purchase Program ("SPP"); 113 shares of TESOP Stock; 23,631 shares of Common Stock held in the SUP which shares are voted by the SUP trustee pursuant to NYSE rules; and 4,450 shares of Company Common Stock owned by relatives or trusts over which the officers disclaim beneficial ownership. The aggregate share numbers contained in this footnote include the numbers identifiedin Footnote (1) above, except as to Mr. Bousquette. This number also includes 9,000 shares subject to currently exercisable options held by the Directors indicated in footnote (1) and the shares indicated in Footnote (3) above.

        (5) According to the Form 13G dated February 10, 1995, Trimark Investment Management, Inc., an investment management company located at Scotia Plaza, Suite 5200, 40 King Street West, Toronto, Ontario, Canada M5H 3Z3, holds sole voting and dispositive power over 3,840,000 shares of the Company's Common Stock.

        (6) According to the Form 13G dated February 14, 1995, Mellon Bank Corporation, a holding corporation organized under the laws of the United States, located at One Mellon Bank Center, Pittsburgh, Pennsylvania 15258, holds sole voting power over 2,579,000 shares, shared voting power over 49,000 shares, sole dispositive power over 3,427,000 shares and shared dispositive power over 459,000 shares of the Company's Common Stock.

        (7) No director or executive officer beneficially owns Common Stock or TESOP Stock in excess of 1% of all of such class of securities issued and outstanding, except that Mr. Upchurch beneficially owns 2.2467% of the Company's Common Stock.

                           SECTION 16(A) REPORTING

        Under the securities laws of the United States, the Company's directors, executive officers and all persons holding 10% or more of Company Common Stock are required to report their ownership of the Company's securities and any changes in that ownership to the Securities and Exchange Commission and the NYSE. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during the year ended December 31, 1994. All of these filing requirements were satisfied by the Company's directors and executive officers.

                                 EXECUTIVE COMPENSATION

        The following table reflects the cash and non-cash compensation attributable to the Chief Executive Officer of the Company and the four other most highly compensated executive officers for the year ending December 31, 1994. For purposes of this table only, 1992a represents the six month transition period ended December 31, 1992. On January 10, 1993 the Company changed its fiscal year end from June 30 to December 31, effective December 31, 1992. The other years shown below are the full fiscal year ended June 30, 1992, and the calendar years ended
     December 31, 1993 and 1994.

     <CAPTIONS>

                                             Annual Compensation(1)                 Long-Term Compensation

             (a)                (b)            (c)             (d)                   (g)                (i)
         Name and                                                                   Stock            All Other
         Principal             Fiscal        Salary            Bonus               Options         Compensation
         Position              Year           ($)               ($)                 (#)(2)             ($)(3)

         John V. Roach
         CEO,                  1994          700,000           350,028              65,000            158,858
         President             1993          647,500           647,500              50,000             86,115
         and                   1992a         237,500            86,250              22,000             37,388
         Chairman              1992          475,000           381,498              45,000            102,644

         William C. Bousquette 1994          400,000           130,416              22,000             58,275
         Executive Vice        1993          468,750           225,000              21,000             42,693
         President and CFO     1992a         125,000            67,500              18,500             14,631
                               1992          250,000           270,000              27,500             31,156

         Robert M. McClure     1994          300,000            60,023              12,000             55,875
         Senior Vice President 1993          362,500           175,000              14,000             45,292
                               1992a          80,000            43,812              16,000             13,093
                               1992          160,000           198,871              21,000             44,201

         Herschel C. Winn     1994          278,300            111,370              17,000             62,719
         Sr. V.P. and         1993          262,500            262,500              16,000             36,368
         Secretary            1992a          87,500             43,750              13,000             15,212
                              1992          175,000            134,600              21,000             35,892

         Leonard H. Roberts   1994          500,000            314,291              36,000             35,265
         President, Radio     1993          250,000            238,140              50,000            151,000
         Shack Division       1992a               0                  0                   0                  0
                              1992                0                  0                   0                  0

        (1) For the years shown, the named Executive Officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites and other personal benefits. The amounts for perquisites and other personal benefits for the named Executive Officers are not shown because the aggregate amount of such compensation, if any, for each of the named Executive Officers during the fiscal year shown does not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such officer.

        (2) Includes all options granted during the year under the Company's 1985 Stock Option Plan (the "1985 SOP") or under the Company's 1993 Incentive Stock Plan (the "ISP"), regardless of whether the options are incentive stock options ("ISO's") or non-statutory stock options ("NSO's"). No stock appreciation rights were granted with these options and no restricted stock awards have ever been granted under the ISP or the 1985 SOP.

        (3) Includes the Company's contributions allocated to the accounts of the executive officers participating in the following employee benefit plans: the SPP, TESOP and SUP. The applicable amounts allocated in 1994 to the named Executive Officers in the SPP, TESOP and SUP are $107,650, $3,390 and $47,819 for Mr. Roach; $36,987, $2,211 and $19,077 for
     Mr. Bousquette; $38,714, $3,000 and $14,161 for Mr. McClure; $43,236,
     $2,586 and $16,898 for Mr. Winn; and $29,025, $0 and $6,240 for
     Mr. Roberts, respectively. Does not include amounts payable in the event of a change in control. See "Change in Control Protections."

                          OPTION GRANTS IN THE LAST YEAR

        During the year ended December 31, 1994, options were granted to the following executive officers named in the Executive Compensation table. The potential value of such options at the specified rates of appreciation is shown in the table below. The Company's 1985 SOP does not provide for the grant of stock appreciation rights. The ISP provides for the grant of restricted stock awards and stock appreciation rights; however, no such rights or awards were granted in 1994.

     <CAPTIONS>
                                                                                                Potential Realizable
                                                                                          Value at Assumed Annual Rates (2)
         (a)                   (b)               (c)             (d)             (e)                (f)                (g)
                                              % of Total        Exercise
     Name and                Options       Options Granted       or Base
     Type of                 Granted         to Employees        Price        Expiration             5%                 10%
     Option (1)                (#)         During the Year      ($/Share)        Date               ($)                 ($)
     _________________      _________      _______________      _________     __________         _________           _________

     John V. Roach           65,000             17.64            44.1875      10/20/2004         1,806,304           4,577,528
     William C. Bousquette   22,000              5.97            44.1875      10/20/2004           611,365           1,549,316
     Robert M. McClure       12,000              3.26            44.1875      10/20/2004           333,472             845,082
     Herschel C. Winn        17,000              4.61            44.1875      10/20/2004           472,418           1,197,199
     Leonard H. Roberts      36,000              9.77            44.1875      10/20/2004         1,000,415           2,535,245

        (1) All options shown were granted under the ISP. Generally no options can be exercised during the 12-month period following the date of grant. ISO's become exercisable as to one-third of the amount of shares subject to the options on each of the next three anniversaries of the date of grant with full vesting on the third anniversary date. NSO's become exercisable as to one-fifth of the amount of shares subject to the options on each of the next five anniversaries of the date of grant with full vesting on the fifth anniversary date. For persons who continue to serve as employees of the Company, ISO's and NSO's expire 10 years from the date of grant under the ISP. All options were granted at market value on the date of grant. The exercise price and any tax withholding may be paid by cash or delivery of already owned shares and cash.

        (2) The potential gains reported above are net of the option exercise price, but before taxes associated with the exercise. If these gains are achieved the value of the Company's Common Stock would likewise be increased 5% or 10%, respectively. These gains are calculated based on the stated assumed rates of appreciation each year over the life of the option. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company Common Stock, overall market conditions, as well as the optionholder's continued employment through the option expiration date. The amounts reflected in the table may not necessarily be achieved. If stockholders of record on the date of grant held their shares for the same period of time (representing the 10-year life of the option), they would have seen an increase in the collective value of their common shares, calculated at the assumed 5% annual appreciation rate and over the same period, in excess of $1,893,330,944.

               OPTION EXERCISES IN THE LAST YEAR AND YEAR-END OPTION VALUES

       The following table summarizes individual option exercises during the year ended December 31, 1994, by each of the named Executive Officers and the year-end value of the unexercised options. These options were periodically granted between 1985 and 1994.

     <CAPTIONS>

     (a)                             (b)              (c)                     (d)                                (e)
                                                                           Number of                          Value of
                                                                          Unexercised                        Unexercised
                                   Shares                                  Options at                       In-The-Money
                                 Acquired on                                Year End                     Options at Year-End
                                  Exercise      Value Realized                (#)                              ($)(1)
     Name                            (#)              ($)          Exercisable   Unexercisable        Exercisable   Unexercisable
     ______________________      __________     _______________    ___________   _____________        ___________   _____________


     John V. Roach                    0                0             322,944       139,671            4,606,030(2)   1,656,673(2)
     William C. Bousquette            0                0              53,196        56,804(3)         1,104,097        722,997
     Robert M. McClure                0                0             141,154        36,871            2,047,354(2)     506,848(2)
     Herschel C. Winn                 0                0             104,141        41,671            1,623,760(2)     520,985(2)
     Leonard H. Roberts               0                0              11,513        74,487              175,356        798,269

        (1) For purposes of calculating whether an option was "In-The-Money", this chart uses the December 31, 1994, closing share price for the Company Common Stock of $50.00.

        (2) The value of these options has been computed without regard to the sequential exercise requirements of options.

        (3) The vesting of Mr. Bousquette's unexercisable options was accelerated in January, 1995.

                                 RETIREMENT COMPENSATION

       THE PLANS. Under the Salary Continuation Plan for Executive Employees of Tandy Corporation and Subsidiaries ("SCP") established in 1979 and the Officers Deferred Compensation Plan ("DCP") established in 1986 (hereinafter collectively the "Plans"), the Insurance Committee of the Board may select full-time executive employees for participation therein. As of December 31, 1994, a total of 38 executive employees of the Company were participants in one or both of the Plans. The Plans generally provide for the payment of reduced benefits following a participant's early retirement between the ages of 55 and 65, full benefits between the ages of 65 and 70, reduced benefits between the ages of 70 and 75, or for payment of a death benefit to the participant's designated beneficiary in the event of death prior to age 75 during employment. One of the named Executive Officers, Mr. Bousquette, was a participant under a new plan, called the Special Compensation Plan No. 2 for Tandy Corporation Executive Officers ("SPC2"), which was established in December 1993, and is similar to the DCP, except that the SPC2 provides for vesting at the 75% level at age 60 and early retirement commencing at age 60 instead of age 55 as provided in the DCP. Mr. Bousquette resigned on January 22, 1995, before his 60th birthday and is entitled to no benefits under the SPC2. All sums due under the Plans and the SPC2 are payable in 120 equal monthly installments to the participant or, in the event of death, to his beneficiary. The payments are general obligations of the Company that are funded in part by life insurance policies owned by the Company which name the Company as beneficiary.

        Under the Plans, the Insurance Committee determines an amount designated herein as the "Retirement Compensation Amount" for each participant. The amount established by the Insurance Committee does not necessarily bear any relationship to the participant's present compensation, final compensation or years of service. As of December 31, 1994, the benefit paid to participants upon retirement or death during employment is a function of the "Retirement Compensation Amount" and the age of the participant at death or retirement, as set out in the following table:

     <CAPTIONS>
                       Retirement Compensation                                       Annual Benefit
                                 Amount                                    Age at Date of Retirement or Death
                       _______________________                ________________________________________________________
                                                                55(1)          65 to 70           71(2)          75(2)
                                                                _____          ________           _____
                                 $200,000                      $100,000         $200,000         $160,000         $ 0
                                 212,500                        106,250          212,500          170,000           0
                                 225,000                        112,500          225,000          180,000           0
                                 300,000                        150,000          300,000          240,000           0
                                 550,000                        275,000          550,000          440,000           0

       (1) Proportionately increases from 50% to 100% between age 55 and age 65 in the SCP and DCP and from 75% to 100% between the ages of 60 and 65 in the SPC2.

       (2) Proportionately decreases from 100% to 0% between age 70 and age
     75.

       The Retirement Compensation Amount at death during employment or retirement at age 65 for the Executive Officers listed in the Executive Compensation table at December 31, 1994, was as follows:

     <CAPTIONS>
                                              SCP         DCP         SPC2        Total
                                              ___         ___         ____        _____

     John V. Roach                         $300,000    $250,000         0      $550,000
     William C. Bousquette                        0     200,000   $87,500(1)    287,500
     Robert M. McClure                       75,000     137,500         0       212,500
     Herschel C. Winn                       125,000     100,000         0       225,000
     Leonard H. Roberts                           0     300,000         0       300,000


       (1) Mr. Bousquette resigned on January 22, 1995, and is entitled to no benefits under the SPC2. He will be entitled to receive $132,822 in benefits for 10 years under the DCP when he retires at age 65.

        SPECIAL PROVISIONS OF THE SCP. The SCP provides for payments to be made to certain executive employees in the event of their voluntary or involuntary termination of employment following a Change of Control, as defined in a 1984 letter of amendment to the SCP. In the event that the Company experiences a Change of Control, each executive employee who is subject to such letter amendment becomes immediately vested at the age 65 benefit level for a period of three years and if his or her employment with the Company ceases, whether voluntarily or involuntarily, during this three year period, he or she will receive payments equal to the annual retirement benefit at age 65. Payment is made in 120 equal monthly installments to the participant or to his or her beneficiary.

        SPECIAL PROVISIONS OF THE DCP AND SPC2. The SPC2 provides that retirement benefits are 75% vested at age 60. The SPC2 as of December 31, 1994, had two participants. Mr. Bousquette, who was a participant of the SPC2, resigned on January 22, 1995, and is entitled to no benefits under the SPC2. Except as otherwise noted hereinabove, the SPC2 has the same provisions as the DCP. The DCP and SPC2 provide that for one year following the occurrence of a Change in Control, as defined in the DCP and SPC2, they shall not be terminated or amended in any way, nor shall the manner in which the DCP or SPC2 is administered be changed in any way which adversely affects the rights of participants or beneficiaries inthe DCP or SPC2. Upon a Change in Control the provisions of the DCP and SPC2 which provide that any benefit due under the DCP or SPC2 shall be
     (1) offset by any outstanding loan of the participant, and (2) forfeited if the participant engages in any activity that is in competition with the Company, shall lapse and become null and void. Additionally, in the event of a Change in Control each participant in the DCP or SPC2 becomes immediately vested at the age 65 benefit level and if the participant's employment is terminated for any reason following a Change in Control, the Company must make a lump-sum payment equal to the present value of the age 65 benefit level discounted for interest only at the Pension Benefit Guaranty Company's Immediate Annuity Rate used to value benefits for single-employer plans terminating on the date that the participant's employment was terminated.

                       CHANGE IN CONTROL PROTECTIONS

        In addition to the change in control protections contained in the DCP, SCP and SPC2, as described above in "Retirement Compensation," the Company has implemented the following additional change in control protections.

        BONUS GUARANTEE LETTER AGREEMENTS. The Company currently has letter agreements (the "Bonus Guarantee Letter Agreements") with all of the Executive Officers named in the Executive Compensation table, which provide that, if they are employed by the Company on the date of a "Change in Control" (as defined in the Bonus Guarantee Letter Agreements), then for the fiscal year during which a Change in Control occurs (the "Change in Control Year") they will receive an annual bonus following a Change in Control at least equal to the highest annual bonus paid or payable to them in respect of any of the three full fiscal years ended prior to a Change in Control (i) for the Change in Control Year, provided the executive officer remains in the employment of the Company on the last day of the Change in Control Year, and (ii) for the fiscalyear ended prior to a Change in Control if the amount of their annual bonus for such year has not yet been determined at the time of the Change in Control. The Bonus Guarantee Letter Agreements have an initial term of 24 months, subject to automatic successive one-year extensions unless written notice not to extend is given by the Company within 90 days prior to any extension. At December 31, 1994, the Company had issued similar bonus guarantee letters to approximately 260 other officers and employees of the Company providing that in the event of a Change in Control, each such employee would receive a minimum annual bonus following a Change in Control as provided for in such bonus guarantee letters. Assuming a Change in Control occurred on the date of this Proxy Statement; that all of the named Executive Officers, except Mr. Bousquette, were still employed on that date; and that the named Executive Officers' employment had terminated on that date, it is estimated that the minimum bonuses payable under the Bonus Guarantee Letter Agreements would be $647,500 for Mr. Roach, $0 for Mr. Bousquette, $175,000 for Mr. McClure, $262,500 for Mr. Winn, and $314,291 for
     Mr. Roberts. Mr. Bousquette's agreement terminated with his resignation on January 22, 1995.

        BENEFIT PROTECTIONS. The Board has included change in control protections in the TESOP, Tandy Employees Deferred Salary and Investment Plan ("DIP"), SUP, Tandy Corporation Stock Purchase Program ("SPP"), DCP, SPC2, Post Retirement Death Benefit Plan ("DBP"), SOP, ISP and several other plans. The DCP, SPC2 and SCP change in control provisions are described above. The DIP and TESOP provisions state that for a period of one year following a "Change in Control," as defined in such plans, the plans may not be terminated or amended in any way that would adversely affect the computation or amount of, or entitlement to, the benefits under the plans. The SUP and SPP contain similar protections, and also provide that in the event of a "Change in Control," as defined in such plans, the Company may not reduce the level of its contributions to the SUP and SPP in effect immediately prior to the Change in Control. The SPP additionally provides that in the event of a Change in Control or a tender offer, other than an issuer tender offer, the Company shall distribute to each participant in the SPP all Company Common Stock held by the Company which was credited to the participant's account under the SPP. The change in control provisions of the SOP and ISP provide that all outstanding options become immediately vested and exercisable in the event of a "Change in Control", as defined in such plans. All of the foregoing are referred to herein as the "Benefit Protections."

        TERMINATION PROTECTION AGREEMENTS. As of December 31, 1994, the Company has entered into Termination Protection Agreements ("Agreements") with all of the Executive Officers named in the Executive Compensation table and six other employees (collectively, the "Executives"). The Agreements (all of which are substantially similar) have an initial term of two years which is automatically extended for successive one-year periods unless terminated by either party. If the employment of any of the Executives is terminated (with certain exceptions) within 24 months following a "Change in Control," as defined in the Agreements, or in certain other instances in connection with a Change in Control, the Executives will be entitled to receive certain cash payments (amounts equal to two times current annual salary and the amount of the bonus guarantee under the Bonus Guarantee Letter Agreement and an amount equal to the contributions that the Company would have made to the SPP, TESOP and SUP over a 24-month period assuming the foregoing salary and bonus guarantee were used to calculate the Company's contributions), as well as the continuation of fringe benefits (including life insurance, disability, medical, dental and hospitalization benefits) for a period of up to 24 months. Additionally, all restrictions on any outstanding incentive awards will lapse and such awards will become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and the Company will be required to purchase for cash, on demand, any shares of unrestricted stock and shares purchased upon exercise of options at the then per-share fair market value.

        The Agreements also provide that the Company shall make an additional "Gross-Up Payment" (as defined in the Agreements) to the Executives to ffset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), on any payment made to any of the Executives arising out of or in connection with the employment of any of the Executives. In addition, the Company will pay all legal fees and related expenses incurred by any of the Executives arising out of employment of any of the Executives or termination of employment under certain circumstances.

         PAYMENTS UPON A CHANGE IN CONTROL. Assuming a Change in Control occurred on the date of this Proxy Statement; that all of the named Executive Officers, except Mr. Bousquette, were still employed on that date; and that the named Executive Officers' employment had terminated on that date, the approximate cash payment that would have been made by virtue of all change in control protections implemented by the Company (not including the Gross-Up Payments) to Messrs. Roach, Bousquette, McClure, Winn and Roberts would have been $3,018,400, $0, $1,064,000, $1,211,392 and $1,824,012, respectively. Mr. Bousquette's agreement terminated with his resignation on January 22, 1995. The amount of the Gross-Up Payment, if any, to be paid may be substantial and will depend upon numerous factors, including the price per share of Company Common Stock and the extent, if any, that payments or benefits made to the Executives constitute "excess parachute payments" within the meaning of
     Section 280G of the Code.

        RABBI TRUST. In connection with the Benefit Protections, Bonus Guarantee Letter Agreements, Termination Protection Agreements, and several other plans and agreements, the Company is authorized to enter into a Rabbi Trust, which is intended to be a grantor trust under Section 671 of the Code. The Rabbi Trust may be funded by the Company at any time but is required to be funded upon a "Threatened Change in Control" or upon a "Change in Control" (as such terms are defined in the Rabbi Trust) in an amount sufficient to provide for the payment of all benefits provided under the Agreements, the Bonus Guarantee Letter Agreements, the DCP and the DBP. The Rabbi Trust will also provide funds for litigation on behalf of the participants in such plans to the extent necessary to ensure their rights thereunder. The Rabbi Trust will be a trust of which the Company, for tax purposes, is the beneficiary and the trust assets, as assets of the Company, will be subject to the claims of the Company's creditors in the event of the Company's bankruptcy or insolvency.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Organization and Compensation Committee (hereafter the "Committee") at December 31, 1994, were Thomas G. Plaskett (Chairman), William T. Smith, Caroline R. Hunt, Alfred J. Stein, Jack L.
     Messman and John A. Wilson.   No member of the Committee was an officer
     or employee of the Company or its subsidiaries during the year ended December 31, 1994, and none was formerly an officer of the Company or any of its subsidiaries, except that Mr. Wilson was President of the Company from 1974 to 1975 and a Vice-President of the Company from 1969 until 1974. Mr. Wilson resigned in 1975 upon the completion of the spin-off by the Company of Tandycrafts, Inc. In addition, no executive officer of the Company serves on the board of directors or the compensation committee of another entity where a Committee member is employed. During 1994 the Company purchased software in the amount of approximately $524,000 from Novell, Inc., of which Mr. Messman is currently a director, and was the President and CEO from 1981 to 1983.

        During the year ended December 31, 1994, the Company or a subsidiary had four leases for retail store premises with several limited partnerships of which the general partner is partially or wholly owned by a son-in-law of Mrs. Hunt. Mrs. Hunt retired from the Board and the Committees on which she served effective January 8, 1995. Approximately $66,459 in rentals were paid to the limited partnerships during the year ended December 31, 1994. All of the foregoing leases have percentage rental clauses for the amount by which two percent of gross sales exceeds the annual rental. Mrs. Hunt's son-in-law is currently negotiating to lease store premises to the Company at five new locations.

                             PERFORMANCE GRAPH

        The graph on the next page compares the cumulative total stockholder return on Company Common Stock against the cumulative total return on the S&P Corporate-500 Stock Index and the S&P Retail Composite Stock Index (assuming $100 was invested on December 31, 1989, in Company Common Stock and in the stocks comprising the S&P Corporate-500 Stock Index and the S&P Retail Composite Stock Index and also assuming the reinvestment of all dividends). The S&P Retail Composite Stock Index includes the Company.

       The S&P Computer Systems Stock Index has been removed from the graph this year because the Company has not manufactured computers since the divestiture of its computer manufacturing operations in mid-1993.

        The historical stock price performance of Company Common Stock shown on the graph on the next page is not necessarily indicative of future price performance.

        The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except in the event that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

     Proxy Graph Coordinates - EDGAR Filer

                       Dec. 89  Dec. 90 Dec. 91  Dec. 92  Dec. 93  Dec. 94

     Tandy Corp.         $100      $76     $77      $81     $137     $141

     S&P 500             $100      $97    $126     $136     $150     $152

     S&P Retail Stores
     Composite Index     $100     $100    $159     $186     $179     $163

              ORGANIZATION AND COMPENSATION COMMITTEE REPORT
                         ON EXECUTIVE COMPENSATION

        The Organization and Compensation Committee (the "Committee") is appointed by the Board of Directors and is composed entirely of outside directors. The Committee is responsible for reviewing and recommending compensation policies and programs to the Company's Board of Directors, as well as recommending compensation awards for the Company's senior executives, including the Chief Executive Officer. It makes decisions regarding the Company's stock option policy and grants awards under the Company's ISP. The following report outlines the Committee's recent action, its philosophy and policies relative to executive compensation, and the basis for specific compensation awards to the Chief Executive Officer attributable to 1994.

        In 1993 the Committee reviewed compensation practices at similar companies to determine what would constitute competitive levels of compensation for officers and key employees. It took into account the relative size of the other companies as well as the nature of their businesses and their recent operating results. In general, subject to some exceptions, base salaries were adjusted to levels at or below the median for persons in similar positions at the companies surveyed. The list of retailing and electronics companies was developed by a nationally recognized compensation and benefits consulting firm and the Committee, on the basis of their subjective determination of other public companies that are similar to the Company. Some but not all of these companies are included in the S&P Retail Composite Index that is charted in the Performance Graph included in this Proxy Statement.

        COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES. The Committee believes that the overall objective of the executive compensation program should be to encourage and reward enhancement of stockholder value, which is best accomplished by linking the financial interests of the Company's key executives closely to the financial interests of the Company's stockholders. Further, the Committee believes that the Company's overall executive compensation program should be a balanced plan that will: (1) motivate executives toward effective long-term management of the Company through prudent use of stock programs that focus management attention on increasing stockholder value; (2) reward effective ongoing management of Company operations through annual performance incentives tied to increased levels of Company and business unit performance; and
     (3) attract and retain key executives through competitive salary andincentive plans.

        The Company's executive compensation program includes a competitive base salary and annual bonus tied to appropriate performance goals and objectives. The Committee's policy is that base salaries for officers generally should be within the competitive range for similar positions at other companies in retailing and electronics industries. The amounts of the increases in January 1994, and in January 1995, were based on a review of pay practices of similar companies, as well as the executive's past performance and an assessment of his/her ability to contribute to the Company's progress. The Committee expects that increases in future years will be based on the same factors.

        In general, the Company's 1994 bonuses for Executive Officers were based on objective criteria. The 1994 bonus awards for the Chief Executive Officer and two of the other named Executive Officers were based on formulae that relied on three objective performance measures: the increase in the Company's operating income (before income taxes) over the previous year, the increase in the Company's earnings per share over the previous year, the increase in the Company's share price over the previous year, and the Company's stock price performance in relation to a peer group of other companies. Under the formulae, improvements in operating income (before income taxes) receive more weight than the other two factors. The peer group of other companies was selected by the Committee from the retail companies whose common stock performance is charted in the performance graph included in this Proxy Statement. See "Performance Graph". One of the other two named Executive Officers was paid a bonus based on a formula that took into account the percentage increase in gross profit dollars for the division of which he was responsible, the percentage increase in sales for the division for which he was responsible and the percentage increase in operating income (before income taxes) for the division from the prior year. The other named Executive Officer was paid a bonus based on the percentage increase in the Company's operating income (before income taxes) and the percentage increase in net income (before income taxes and parent administrative charges) of the operating division for which he was responsible. In addition to the foregoing, the Chief Executive Officer and two of the other named Executive Officers also received a discretionary bonus to compensate them for the Company's strong earnings performance and stock price performance as against the peer group of other companies as outlined in the Performance Graph. In general, it is the Committee's policy to structure the compensation paid to executive officers so that it will qualify for deductibility under Section 162(m) of the Internal Revenue Code. In appropriate circumstances, however, when necessary to achieve its overall objective of rewarding effective management, the Committee may approve compensation packages which include payments that may not be deductible under Section 162(m).

        In the case of three of the named Executive Officers, the formula bonus was subject to a cap equal to the annual salary. In the case of the other two named Executive Officers, formula bonus was capped at 80% of base salary. Under the formula program, no guaranteed bonuses were paid to the named Executive Officers. In the case of all of the named Executive Officers, the objective measures in the formula were required to exceed specified thresholds before any formula bonus was payable.

        The Committee believes that stock options are very important in motivating and rewarding creation of long-term stockholder value. It therefore awards stock options periodically based on the continuing progress of the Company and improvement in individual performance. The Committee in 1994 granted an aggregate of 368,550 stock options to employees under the ISP. All of the named Executive Officers were granted options in October 1994, under the ISP. All stock options granted to employees under the ISP have exercise prices equal to the fair market value (as defined in the ISP) of the Company's Common Stock on the date of the grant, and generally vest in equal increments over a three- or five-year period (except for acceleration upon the occurrence of certain events). The amount of options granted to particular officers has been determined by the Committee based on its subjective evaluation of the individual's performance and the Company's progress, following consultation with the Chairman and Chief Executive Officer. It is expected that the Committee will continue to make such determinations in the future.

        The ISP also permits the Company to grant other stock-based awards, such as restricted stock and stock appreciation rights, in amounts determined by the Committee, subject to the restrictions under the plan. To date, the Committee has not granted any such awards, although it may do so in the future.

        COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. For the year ending December 31, 1994, the compensation of the Chief Executive Officer was determined under the compensation plan approved by the shareholders on May 19, 1994. Mr. Roach was paid a base salary for the year of $700,000. Mr. Roach also earned a formula bonus of $228,326. This bonus amount was based on increases in earnings per share and net income before income taxes which are two of the three factors taken into account in his bonus formula. Although the Company's stock price performance did exceed the peer group stock price performance, Mr. Roach did not receive a bonus based on the third factor, stock price, because the amount of increase in the average stock price for December 1994, when compared with the average stock price for December 1993, did not exceed the minimum percentage increase amount necessary to earn a bonus under his plan. In addition to the foregoing formula bonus, Mr. Roach was awarded a discretionary bonus in early 1995, attributable to 1994, of $121,702. This discretionary bonus was given to compensate him for the Company's strong earnings performance and for the Company's stock price performance as against the peer group of other companies outlined in the Performance Graph. Mr. Roach's total bonus attributable to 1994 was $350,028. The Committee awarded a total of 65,000 stock options to Mr. Roach in October 1994, exercising its discretion in accordance with the philosophy for the grant of options as discussed above in this report. The exercise price of the options was set at the fair market value (as defined in the ISP) of the Company's Common Stock on the date of the grant. Thus, the options will have value only if the market price of the Company's Common Stock increases above that price. The options will vest in equal increments over a period of three years for ISO's and five years for NSO's.

        The Committee has developed and approved an amendment to the Compensation Plan for Mr. Roach. The amendment changes the method of calculating the stock-price portion of the bonus formula. Because
     Section 162(m) of the Internal Revenue Code prohibits the deductibility of pay in excess of $1 million unless the pay plan is approved by the stockholders and satisfies certain other requirements, the Company is seeking stockholder approval of the amendment to the Compensation Plan for Mr. Roach. See "Amendment to the Compensation Plan of the Chief Executive Officer."

                            Organization and Compensation Committee

                  Thomas G. Plaskett, Chairman              Alfred J. Stein
                  Jack L. Messman                           John A. Wilson
                  William T. Smith

                CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

        During the year ended December 31, 1994, the Company paid approximately $297,000 to Texas Christian University ("TCU"), of which Dr. Tucker is the Chancellor, for administering the Tandy Technology Scholars Program, and for various seminars, advertisements, tickets, contributions through the Company's matching gifts program and donations. Dr. Cash is on the Board of Trustees and Mr. Roach is Chairman of the Board of Trustees of TCU. During the year ended December 31, 1994, the Company purchased software in the amount of approximately $524,000 from Novell, Inc., of which Mr. Messman is a director. During 1994, the Company purchased furniture from O'Sullivan Industries, Inc., which is a subsidiary of O'Sullivan Industries Holdings, Inc., in the amount of approximately $3,038,000. Mr. Bousquette, the Company's former Executive Vice President and Chief Financial Officer, is a Director of O'Sullivan Industries Holdings, Inc..

        During the year ended December 31, 1994, the Company or a subsidiary had four leases for retail store premises with several limited partnerships of which the general partner is partially or wholly owned by a son-in-law of Mrs. Hunt. Mrs. Hunt retired from the Board and the Committees on which she served on January 8, 1995. Approximately $66,459 in rentals were paid to the limited partnerships during the year ended December 31, 1994. All of the foregoing leases have percentage rental clauses for the amount by which two percent of gross sales exceeds the annual rental. Mrs. Hunt's son-in-law is currently negotiating to lease store premises to the Company at five new locations.

          It is the opinion of management that the terms obtained by the Company in each of the above transactions are as favorable as those which might have been obtained by other parties.

             AMENDMENT TO THE COMPENSATION PLAN OF THE CHIEF EXECUTIVE OFFICER


         The Organization and Compensation Committee of the Board of Directors ("Committee") has approved an amendment to the Compensation Plan for the Chief Executive Officer, dealing with the part of the bonus formula which contains the Company's stock price performance and compares the Company's performance to the performance of the peer group. The bonus amount under the original plan was based on the increases in earnings per share, the increase in net income before income taxes, the increase in the Company's average stock price for December of the current year over the average stock price for December of the prior year, and the Company's stock price performance against the peer group stock price performance. The original compensation plan was approved in 1994. The amended compensation plan bonus formula continues to emphasize increasing shareholder value and encourages effective management of the Company.

        The amended Stock Price portion of the bonus formula reads as follows:

        (c) (i) a number equal to the percentage increase in the Company's stock price, based on a comparison of the average closing price for the current calendar year and the average closing price for the previous calendar year, multiplied by a factor selected by the Committee, subject to the limitation that no bonus will be paid with respect to a Company stock price increase unless the increase exceeds a minimum threshold selected by the Committee;

             (ii) a number equal to a percentage, selected by the Committee, of base salary if the Company's annual average stock price performance exceeds the annual average stock price performance of the peer group of companies which are part of the S&P Retail Stores Composite Index.

        The bonus in subsequent years would be computed in accordance with the same formula, except that the Committee would have the discretion to adjust the multipliers and minimum thresholds based on the Company's progress, the performance of the Chief Executive Officer and pay levels at the group of similar peer companies. All other terms of the 1994 Compensation Plan for the Chief Executive Officer remain the same.

        The amendment to the bonus formula continues to link Mr. Roach's bonus closely to the financial interests of the Company's stockholders, by rewarding him if there are significant improvements in the Company's stock performance over the entire year instead of just for the month of December as previously provided in (c)(i) above. The amendment also removes the condition precedent that the minimum threshold in (c)(i) be met before the (c)(ii) part of the bonus formula can be paid to Mr. Roach. Finally, the amendment removes the doubling feature which was part (c)(iii) of the former plan when both (c)(i) and (c)(ii) were satisfied.

        A favorable vote of a majority of the stockholders present at the meeting in person or by proxy is required for approval of the Amendment to the Compensation Plan of the Chief Executive Officer. If the Amendment is not approved, the Committee intends to competitively compensate Mr. Roach in accordance with the 1994 Compensation Plan for the Chief Executive Officer which was previously approved by the stockholders.

        The Board of Directors recommends a vote "FOR" the Amendment to the Compensation Plan of the Chief Executive Officer. Proxies solicited by the Board of Directors will be so voted unless stockholders otherwise specify in their proxies.

         AMENDMENT TO THE TANDY CORPORATION 1993 INCENTIVE STOCK PLAN

        The Board believes that the amendment to the Tandy Corporation 1993 Incentive Stock Plan (the "Plan") will enable the Company to provide the directors with an opportunity to participate in the growth of the Company, offers an incentive for continued board service. The amendment provides for new stock options and an election for each Nonemployee Director to be paid the annual retainer fee in Company Common Stock. On March 10, 1995, the Executive Committee of the Board adopted an Amendment to the Plan, conditioned upon approval of the amendment by the stockholders. A summary of the material provisions of the amended Plan is provided below; however, it does not purport to be complete and is qualified in its entirety by the terms of the amendment to the Plan, the complete text of which is attached to this Proxy Statement as Annex A.


        Under the current Plan each Nonemployee Director receives an annual option grant of 3,000 shares. Under the amendment to the Plan effective in September 1995, the annual grant will be increased to an option to purchase 4,000 shares of Company Common Stock on the first business day in September of each year. In the event the amendment to the Plan is not approved, the Directors will continue to receive their annual option grant of 3,000 shares.

        2,253,700 shares of Company Common Stock are available, as of the Annual Meeting Record Date, for issuance under the Plan or approximately 3.31% of the total number of shares of Company Common Stock outstanding on the Annual Meeting Record Date. Such shares may be either authorized and unissued shares or issued shares reacquired by the Company and held in treasury. The shares offered under the Plan were registered with the Securities and Exchange Commission in 1993.

        The 11 nominees for Nonemployee Director are eligible to participate in the amended Plan assuming these directors are elected by the shareholders at the 1995 Annual Meeting.

        If the amendment to the Plan is approved by the stockholders, each Nonemployee Director elected by the stockholders will receive, on May 18, 1995, a one-time grant of an option to purchase 5,000 shares of Company Common Stock. Any Nonemployee Director elected or appointed after
     May 18, 1995, will receive a one-time option grant to purchase 5,000 shares of Company Common Stock at the first Board meeting he or she attends. The Plan was also amended to provide that all Nonemployee Director options accelerate vesting upon the death, retirement, or voluntary termination of a Director's service. All other terms and conditions of the original plan remain unchanged and are applicable to all Nonemployee Director options.

        Each nominee for Nonemployee Director was given the opportunity to file an election with the Company Secretary prior to April 1, 1995, to participate in the amended Plan by having 50% ($8,000) or 100% ($16,000) of his or her retainer fee for the period October 1, 1995, through May 31, 1996, paid in Company Common Stock. The payment for this first partial year will be paid on October 1, 1995, in Company Common Stock valued at the Fair Market Value (as defined in the Plan) on the first trading day preceding October 1, 1995. All newly appointed or elected Nonemployee Directors shall have the right to make this same irrevocable election, which shall become effective on the first day of the month following six months after the date the Company receives the election and the period shall end on May 31. Any such new Director electing to be paid in Company Common Stock on a proration of the annual retainer, i.e., $1,000 (if 50%) or $2,000 (if 100%) for each month in the initial period which commenced six months after the irrevocable election was received by the Company Secretary and ending May 31, will receive such Stock on the first day of the month following the six month anniversary of the Company Secretary's receipt of the Directors six month irrevocable election. After the initial period is completed, each Director may, on or before November 30 of each year, change his or her six month irrevocable election by filing a new election form with the Company Secretary. A change in election will become effective on the next June 1. An election will continue in effect until changed. For each year in which an election is in effect, the Nonemployee Director's annual retainer fee will be paid to the Nonemployee director on June 1 in Company Common Stock for the following year, assuming the Director is reelected by the stockholders. All stock payments will be non-refundable and will be made at the Fair Market Value (as defined in the Plan) of Company Common Stock on the first trading day preceding the first day of the month which follows the six month anniversary of the date the Company Secretary receives the Director's election form or on the first trading day prior to June 1 in the case of the annual payment.

        The following table sets forth the Value and Units which would have been awarded to the 11 nominees for Nonemployee Directors assuming
     (i) the Plan was in effect for all of 1994, (ii) that each of the nominees for Nonemployee Directors had filed a six month irrevocable election before December 1, 1993, to participate in the Director retainer fee portion of the Plan at the 100% level and (iii) that the following average share prices were in effect on the dates indicated (a) $36.1875 on May 18, 1994, (b) $40.25 on August 31, 1994 and (c) $37.375 on May 31,
     1994.

                  TANDY CORPORATION 1993 INCENTIVE STOCK PLAN

                                         Dollar Value         Number of
     Non-Executive Director Group            ($)                units
     _____________________________       _____________        _________

     (a) One-Time 5,000 Option Grant
           5/19/94                      $1,990,312.50           55,000

     (b) Annual Options
           9/1/94                       $1,771,000              44,000

     (c) Retainer Fee Paid in Stock
           6/1/94                         $264,000               7,062

        The per-share closing price of the Company's Common Stock on March 21, 1995, as reported on the New York Stock Exchange Composite Tape, was $47.25.

        The affirmative vote of a majority of the Common Stock Votes entitled to vote and present in person or by proxy at the Annual Meeting is required for the adoption of the amendment to the Plan. If the Amendment is not approved, Directors will continue to receive the annual option grant to purchase 3,000 shares of Company Common Stock on September 1 as provided in the original plan. The Board recommends a vote FOR the adoption of the amendment to the Plan.

                            INDEPENDENT ACCOUNTANTS

        The Board has selected Price Waterhouse, which has audited the Company's books annually since 1899, as independent accountants for 1995. Representatives of Price Waterhouse are expected to be present at the Annual Meeting with an opportunity to make a statement and/or respond to appropriate questions.

               STOCKHOLDER PROPOSALS FOR THE 1996 ANNUAL MEETING

        In order for proposals of stockholders to be considered for inclusion in the proxy statement for the 1996 Annual Meeting of Stockholders of the Company, which is now scheduled to be held on May 16, 1996, such proposals must be received by the Secretary of the Company by November 29, 1995.

                                ANNUAL REPORT

        A copy of the Company's Annual Report for the year ended December 31, 1994, is being mailed to stockholders with this Proxy Statement. Stockholders who do not receive a copy of such Annual Report may obtain a copy without charge by writing or calling Shareholder Services, Tandy Corporation, 1700 One Tandy Center, Fort Worth, Texas 76102-2818, telephone number 817-390-3021.

                                OTHER MATTERS

        As of the date of this Proxy Statement, management of the Company has no knowledge of any other business to be presented to the meeting. If other business is properly brought before the meeting, the persons named in the Proxy will vote according to their discretion.

                                                  TANDY CORPORATION



                                                  Fort Worth, Texas
           March 30, 1995

                                                                     ANNEX A

                         AMENDMENT TO THE TANDY CORPORATION
                             1993 INCENTIVE STOCK PLAN

        WHEREAS, on the 29th day of March, 1993 the Board adopted the Tandy Corporation 1993 Incentive Stock Plan, hereinafter called the "Plan";

        WHEREAS, on the 15th day of October, 1993 the stockholders of Tandy Corporation (the "Company") adopted the Plan;

        WHEREAS, on the 15th day of October, 1993 the Board amended and restated the Plan as requested by several special interest groups; and

        WHEREAS, the Company desires, subject to stockholder approval, to make certain amendments to the Plan.

        1. Article 5 is hereby amended by deleting same in its entirety and substituting the following in lieu thereof:

         5. DIRECTOR PLANS.

         5A.   OPTION GRANTS FOR NONEMPLOYEE DIRECTORS.

         5A.1  Annual Grant.   Director Options shall be granted to each
     Nonemployee Director on the first trading day of September of each year that the Plan is in effect. Each Director Option granted shall be in respect of 4,000 Shares. The purchase price of each Director Option shall be as provided in Section 5A.3 and such Options shall be evidenced by an Agreement containing such other terms and conditions not inconsistent with the provisions of this Plan as determined by the Board; provided, however, that such terms shall not vary the timing of awards of Director Options, including provisions dealing with forfeiture or termination of such Director Options.

         5A.2 One-Time Grant. Director Options shall be granted to each Nonemployee Director elected by the stockholders on May 18, 1995, provided the Plan is approved by the stockholders of the Company. Each newly appointed or elected Nonemployee Director, who has not previously received a one-time grant hereunder, shall be granted an option on the date the Nonemployee Director attends his or her first Company Board meeting. Each Director Option granted under this section shall be in respect of 5,000 Shares. The purchase price of each Director Option shall be as provided in Section 5A.3 and such Options shall be evidenced by an Agreement containing such other terms and conditions not inconsistent with the provisions of this Plan as determined by the Board; provided, however, that such terms shall not vary the timing of awards of Director Options, including provisions dealing with forfeiture or termination of such Director Options.

         5A.3 Purchase Price. The purchase price for Shares under each Director Option shall be equal to 100% of the Fair Market Value of such Shares on the trading date immediately preceding the date of grant.

         5A.4 Vesting. Subject to Section 7.4, each Director Option shall become exercisable with respect to one-third (1/3) of the Shares subject thereto effective as of each of the first, second and third anniversaries of the grant date; provided, however, that the Optionee continues to serve as a Director as of such dates. Notwithstanding the foregoing, if a Director's service terminates by reason of his death, Disability or Retirement, all Director Options then held by the Director shall be fully vested.

         5A.5 Duration. Each Director Option shall terminate on the date which is the tenth anniversary of the grant date, unless terminated earlier as follows:

            (a) If an Optionee's service as a Director terminates for any reason other than Retirement, Disability, death or Cause, the Optionee may, for a period of three (3) months after such termination, exercise his or her Option to the extent, and only to the extent, that such Option or portion thereof was vested and exercisable as of the date the Optionee's service as a Director terminated, after which time the Option shall automatically terminate in full.

            (b) If an Optionee's service as a Director terminates by reason of the Optionee's Retirement or by resignation or removal from the Board due to Disability, the Optionee may, for a period of 12 months after such termination, exercise his or her Option to the extent, and only to the extent, that such Option or portion thereof was vested and exercisable as of the date the Optionee's service as Director terminated, after which time the Option shall automatically terminate in full.

            (c) If an Optionee's service as a Director terminates for Cause, the Option granted to the Optionee hereunder shall immediately terminate in full and no rights thereunder may be exercised.

            (d) If an Optionee dies while a Director or within three (3) months after termination of service as a Director as described in clause
     (a) or (b) of this Section 5A.5, the Option granted to the Optionee may be exercised at any time within 12 months after the Optionee's death by the person or persons to whom such rights under the Option shall pass by will, or by the laws of descent or distribution, after which time the Option shall terminate in full.

         5B.   PAYMENT IN STOCK FOR DIRECTOR RETAINER FEES.

         5B.1  Election to Participate.

         (a) First Time Election. All Nonemployee Directors or nominees on May 18, 1995, may file a six month irrevocable election to participate in this Plan with the Company Secretary at the 50% or 100% level prior to April 1, 1995, subject to stockholder approval of this Plan. Such Directors who elect to participate will be eligible to receive their Nonemployee Director retainer fee for the period October 1, 1995, through May 31, 1996 in the form of Shares issued on October 1, 1995. All newly appointed or newly elected Nonemployee Directors will be eligible to participate in this Plan by filing a six month irrevocable election to participate, at the 50% or 100% level, with the Company Secretary. Any election so filed shall become effective on the first day of the month following the six month anniversary of the day of the election's receipt by the Company Secretary and the period shall end on May 31. After the "First Time Election" provided for in this Section has been made, each Nonemployee Director will be allowed to change his election annually on or before November 30 of the prior year as provided in Section 5B.1(b) below.

         (b) Annual Election. Each Nonemployee Director, on or before November 30 of the prior year, shall have the right to change his election to participate in this Plan by having 50% or 100% of the Director's retainer fee (i.e., $24,000) payable under the Director Compensation Plan, paid to him in advance on June 1 for the ensuing year, assuming he is reelected by the stockholders at the annual meeting. Any election made under Section 5B.1 (a) or (b) shall continue in effect until changed during the annual election period which terminates on November 30 of each year.

         5B.2 Payment in Stock. Shares having a value equal to 50% of the annual retainer fee (i.e. $12,000) or 100% of the annual retainer fee (i.e. $24,000) will be paid for each Director on June 1 of each year in accordance with the election filed under Section 5B.1(b) hereof. Shares having a value equal to $1,000 per month (50% election) or $2,000 per month (100% election) will be paid to each Director on the first day of the month following the six month anniversary date of the Company Secretary's receipt of the election provided under Section 5B.1(a) hereof for the period beginning on the first day of the month following the six month anniversary date of the Company Secretary's receipt of the Director's election and ending on May 31.

         5B.3 Fair Market Value. The Fair Market Value for Shares paid to Directors under this Section shall be equal to the Fair Market Value of such Shares on the first trading day immediately preceding June 1 of each year under the election in Section 5B.1(b) and at the Fair Market Value of such Shares on the first trading day preceding the first day of the month following the six month anniversary date of the Company Secretary's receipt of the Nonemployee Director's irrevocable election in
     Section 5B.1(a).  No fractional Share will be issued to any Director.

         5B.4 Distribution. Shares will be distributed to the Director as soon as practicable after issuance. Any amount not used for the acquisition of a Share will be paid to the Director in cash.

         2. Paragraph 18.2(a) is hereby amended by deleting same In its entirety and inserting the following in lieu thereof:

        18.2  Withholding of Taxes.  (a) The Company shall have the right to deduct from any distribution of cash to any Director, Optionee or Grantee, an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the "Withholding Taxes") with respect to the receipt of any retainer fee, Option or Award. If a Director, Optionee or Grantee is to experience a taxable event in connection with the receipt of Shares pursuant to a payment in stock, Option exercise or payment of an Award (a "Taxable Event"), the Director, Optionee or Grantee shall pay the Withholding
     Taxes to the Company prior to the issuance, or release from escrow, of such Shares. In satisfaction of the obligation to pay Withholding Taxes to the Company, the Director, Optionee or Grantee may make a written election (the "Tax Election"), which may be accepted or rejected in the discretion of the Committee or Company Secretary, as applicable, to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value, on the date preceding the date of such issuance, equal to the Withholding Taxes, provided that in respect of a Director, Optionee or Grantee who may be subject to liability under
     Section 16(b) of the Exchange Act either: (i) in the case of a Taxable Event involving a payment in stock, Option or an Award (A) the Tax
     Election is made at least six (6) months prior to the date of the Taxable Event and (B) the Tax Election is irrevocable with respect to all Taxable Events of a similar nature occurring prior to the expiration of six (6) months following a revocation of the Tax Election; or (ii) in the case of the exercise of an Option (A) the Optionee makes the Tax Election at least six (6) months after the date the Option was granted, (B) the Option is exercised during the ten (10) day period beginning on the third business day and ending on the twelfth business day following the release for publication of the Company's quarterly or annual statement of sales and earnings (a "Window Period") and (C) the Tax Election is made during the Window Period in which the related Option is exercised or prior to such Window Period and subsequent to the immediately preceding Window Period; or (iii) in the case of a Taxable Event relating to the payment of an Award (A) the Grantee makes the Tax Election at least six (6) months after the date the Award was granted and (B) the Tax Election is made (x) in the case of a Taxable Event occurring within a Window
     Period, during the Window Period in which the Taxable Event occurs, or
     (y) in the case of a Taxable Event not occurring within a window period, during the Window Period immediately preceding the Taxable Event relating to the Award. Notwithstanding the foregoing, the Committee may, by the adoption of rules or otherwise, (i) modify the provisions of this
     Section 18.2 (other than as regards Director Options) or impose such other restrictions or limitations on Tax Elections as may be necessary to ensure that the Tax Elections will be exempt transactions under Section 16(b) of the Exchange Act, and (ii) permit Tax Elections to be made at such other times and subject to such other conditions as the Committee determines will constitute exempt transactions under Section 16(b) of the Exchange Act.

         3. The effective date of this Amendment shall be the date of its approval by the affirmative vote of the holders of a majority of the securities ofthe Company present, or represented, and entitled to vote at a meeting of stockholders.

                                                               SCHEDULE A

                                PROXY CARD

     TANDY CORPORATION/PROXY

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR THE ANNUAL MEETING ON MAY 18, 1995

         The undersigned hereby appoints John V. Roach, James I. Cash, Jr., Thomas G. Plaskett and Jesse L. Upchurch, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of the Corporation held by the undersigned at the Annual Meeting of Stockholders of Tandy Corporation at Fort Worth, Texas on May 18, 1995, or any adjournment thereof, as indicated on this proxy, and in their discretion on any other matters which may properly come before the meeting. If no directions are given, this Proxy will be voted "FOR" Items 1, 2 and 3.


                           _____________________________________

              Please sign exactly as your name appears on this Proxy.


                      DATED: ______________________________, 1994



         Please Sign, Date and Promptly Return This Proxy in the
         Enclosed Envelope.

                 To Vote In Accordance With The Board Of Directors' Recommendations, Just Sign On The Reverse Side
                        No Boxes Need To Be Checked.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR:

         1.     Election of Directors
              [_] FOR all nominees listed    [_] WITHHOLD AUTHORITY
                  below (except as marked        to vote for all nominees
                   to the contrary below)         listed below.


         James I. Cash, Jr., Donna R. Ecton, Lewis F. Kornfeld, Jr., Jack L. Messman, William G. Morton, Jr., Thomas G. Plaskett, John V. Roach, William T. Smith, Alfred J. Stein, William E. Tucker, Jesse L. Upchurch, John A. Wilson

         INSTRUCTION: To withhold authority to vote for any individual nominee, write nominee's name on the following line.

         _________________________________________________________________

         2.  Amending of the Compensation Plan of the Chief Executive Officer

                  [_] FOR    [_] AGAINST    [_] ABSTAIN

         3.  Amending of the Tandy Corporation 1993 Incentive Stock Plan

                 [_] FOR    [_] AGAINST    [_] ABSTAIN